As filed with the Securities and Exchange Commission on May 7, 2025
Registration No. 333-
~~____________________________________________________________________________________________________________________________________________________________________~~
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _____________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
 _____________________________________
ANYWHERE REAL ESTATE INC.
(Exact name of registrant as specified in its charter)

Delaware	20-8050955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

175 Park Avenue	07940
Madison, NJ	(Zip Code)
(Address of Principal Executive Offices)

Anywhere Real Estate Inc. Third Amended and Restated 2018 Long-Term Incentive Plan
(Full title of the plan)
 ____________________________________
Marilyn J. Wasser, Esq.
Anywhere Real Estate Inc.
175 Park Avenue
Madison, New Jersey 07940
(Name and address of agent for service)

(973) 407-2000
(Telephone Number, Including Area Code, of Agent for Service)
 ____________________________________
Copies to:
Sophia Hudson, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800
 ____________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

~~___________________________________________________________________________________________________________________________________________________________________~~

EXPLANATORY NOTE
Previously the Registrant registered shares of common stock, $0.01 par value per share (the "Common Stock") under the Anywhere Real Estate Inc. 2018 Long-Term Incentive Plan (the “Plan”) pursuant to a Registration Statement on Form S-8 (File No. 333-224609) filed on May 2, 2018 (the “2018 Registration Statement”), a Registration Statement on Form S-8 (File No. 333-255779) filed on May 5, 2021 (the “2021 Registration Statement”) and a Registration Statement on Form S-8 (File No. 333-271615) filed on May 3, 2023 (the “2023 Registration Statement”). This Registration Statement on Form S-8 (this "Registration Statement") is being filed solely to register an additional 6,000,000 shares of Common Stock that may be issued under the Plan listed herein which were added to the Plan when the third amendment and restatement of the Plan was approved by a vote of the Registrant’s stockholders on May 7, 2025. Pursuant to General Instruction E to Form S-8, the contents of the 2018 Registration Statement, the 2021 Registration Statement and the 2023 Registration Statement are incorporated into this Registration Statement by reference, except that the provisions contained in Part II of each of the 2018 Registration Statement, the 2021 Registration Statement and the 2023 Registration Statement are modified as set forth below.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed with the SEC are incorporated by reference in this Registration Statement:
(a)    the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 25, 2025 (except for the Report of Independent Registered Public Accounting Firm and the related financial statements of Anywhere Real Estate Group LLC);
(b)    the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 7, 2025;
(c)    the Registrant’s Current Reports on Form 8-K, filed with the SEC on April 1, 2025 and May 7, 2025;
(d)     the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024 from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2025; and
(e)    the description of the Registrant’s Common Stock, which is contained in Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 3, 2023, including any amendment or report filed for the purpose of updating such description.
In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 6. Indemnification of Directors and Officers.
The Registrant's amended and restated certificate of incorporation limits the liability of its directors and Officers to the maximum extent permitted by Delaware law. Delaware law provides that directors and certain officers will not be personally liable for monetary damages for breach of their fiduciary duties as directors or Officers, except with respect to liability of:

•a director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Registrant or its stockholders;
•a director or Officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•a director for any unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”);
•a director or Officer for any transaction from which the director or Officer derived any improper personal benefit; or
•an Officer in any action by or in the right of the Registrant.
However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the Registrant's directors or Officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of the Registrant's amended and restated certificate of incorporation will not adversely affect any right or protection of a director or Officer existing at the time of such modification or repeal.
All references to an "Officer" referenced above shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.
The Registrant's amended and restated certificate of incorporation provides that it will, to the fullest extent from time to time permitted by law, indemnify its directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. The Registrant will also indemnify any person who, at its request, is or was serving as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant may, by action of its Board of Directors, provide indemnification to the Registrant's employees and agents within the same scope and effect as the foregoing indemnification of directors and officers. In addition, the Registrant has entered into separate indemnification agreements with each of its directors and executive officers, which may be deemed to be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify its directors and officers to the fullest extent permitted by the DGCL against liabilities that may arise by reason of their status or service as directors or officers.
The right to be indemnified includes the right of an officer or a director to be paid expenses, including attorneys’ fees, in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.
The Registrant's Board of Directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. The Registrant's Board of Directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of its amended and restated certificate of incorporation inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to such person’s status or any activities prior to such amendment, repeal or adoption.
Item 8. Exhibits.
Exhibit No.     Description
4.1        Seventh Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 3, 2023).
4.2        Seventh Amended and Restated Bylaws of Registrant, as adopted by the Board of Directors, effective July 30, 2024 (Incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed on August 1, 2024).
4.3        Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.4 to the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023).
5.1*        Opinion of Kirkland & Ellis LLP.

10.1**        Anywhere Real Estate Inc. Third Amended and Restated 2018 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 7, 2025).
15.1*        Letter Regarding Unaudited Interim Financial Statements.
23.1*        Consent of PricewaterhouseCoopers LLP.
23.2*        Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24.1*        Power of Attorney (included on signature page).
107*        Filing Fee Table
_______________
*    Filed herewith.
**    Compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of New Jersey, on this 7th day of May 2025.
ANYWHERE REAL ESTATE INC.

By:     /s/ CHARLOTTE C. SIMONELLI
Name:    Charlotte C. Simonelli
Title:    Executive Vice President,
Chief Financial Officer and Treasurer

POWER OF ATTORNEY
Each person whose individual signature appears below hereby authorizes and appoints Ryan M. Schneider, Charlotte C. Simonelli and Marilyn J. Wasser, or any of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date

/s/ RYAN M. SCHNEIDER	Chief Executive Officer and President (Principal Executive Officer) and Director	May 7, 2025
Ryan M. Schneider

/s/ CHARLOTTE C. SIMONELLI	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 7, 2025
Charlotte C. Simonelli

/s/ TIMOTHY B. GUSTAVSON	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 7, 2025
Timothy B. Gustavson

/s/ MICHAEL J. WILLIAMS	Chairman of the Board of Directors	May 7, 2025
Michael J. Williams

/s/ FIONA P. DIAS	Director	May 7, 2025
Fiona P. Dias

/s/ MATTHEW J. ESPE	Director	May 7, 2025
Matthew J. Espe

/s/ V. ANN HAILEY	Director	May 7, 2025
V. Ann Hailey

/s/ BRYSON R. KOEHLER	Director	May 7, 2025
Bryson R. Koehler

/s/ JOSEPH Z. LENZ	Director	May 7, 2025
Joseph Z. Lenz

/s/ DUNCAN L. NIEDERAUER	Director	May 7, 2025
Duncan L. Niederauer

/s/ EGBERT L.J. PERRY	Director	May 7, 2025
Egbert L.J. Perry

/s/ ENRIQUE SILVA	Director	May 7, 2025
Enrique Silva

/s/ SHERRY M. SMITH	Director	May 7, 2025
Sherry M. Smith

/s/ CHRISTOPHER S. TERRILL	Director	May 7, 2025
Christopher S. Terrill

/s/ FELICIA WILLIAMS	Director	May 7, 2025
Felicia Williams